Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-187334; Form S-8 No. 333-172121 and Form S-8 No. 333-190514) of Endocyte, Inc. and in the related Prospectus of our reports dated March 5, 2014, with respect to the consolidated financial statements of Endocyte, Inc., and the effectiveness of internal control over financial reporting of Endocyte, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst and Young LLP

Indianapolis, Indiana
March 5, 2014